Exhibit 10.44
                                                                                                                    April 28, 1994

Mr. James J. O'Connor
Chairman and
  Chief Executive Officer
Commonwealth Edison Company
P.O. Box 767
Chicago, IL 60690

Dear Mr. O'Connor:

            The purpose of this letter is to describe the benefits to which you will be entitled as a result of being a member of the Board of UAL Corporation (the "Corporation") at the time of the closing of the Employee Investment Transaction (the "Transaction").

Pension Benefit

            You will not be entitled to any payments under the Corporation's Retirement Plan for Outside Directors (the "Plan") until you retire or otherwise terminate your service as a director. Following your retirement or termination of service, you will be entitled to an annual benefit of $20,000, payable in quarterly installments of $5,000 each. 1/ The quarterly installment will be payable on or about the fifth day of each November, February, May and August, commencing with the first such date to occur following the date you leave the Board. Payments will continue until the earlier of the date on which you receive the 120th quarterly installment (the "Final Payment Date") or your death, except that if you are age 67 at the time you leave the Board, you will be deemed to have retired from the Board and payments will continue until your death without regard to the Final Payment Date. Further, if your death occurs prior to the Final Payment Date, your surviving spouse, if any, will be entitled to receive quarterly payments in the same amount and at the times described above until the earlier of the Final Payment Date or her death.

____________________

1/    The $20,000 and $5,000 amounts represent the maximum Plan benefit as currently in effect. If the director's annual retainer at the time of your retirement or termination of service is greater than $20,000, then the amount of such retainer shall be the amount of your annual benefit and the quarterly installment amount shall be 25% of the annual benefit.

            The Corporation has established a trust to provide a source of funds for the payment of benefits under the Plan, which will become irrevocable upon closing of the Transaction. The assets held under the trust are expected to be sufficient to pay all benefits due under the Plan, and the trust will purchase an annuity contract at the time you leave the Board which provides for a stream of payments that correspond to your benefit payments. In any event, if the trust assets are insufficient to pay all benefits due under the Plan, the Company remains primarily liable to make the benefit payment, as well as to make additional contributions to the trust to fund future benefit payments. Copies of the Retirement Plan for Outside Directors and the related Trust Agreement are included with this letter at Tabs 2 and 3.

Travel Privileges

            Upon closing of the Transaction, you will continue to be entitled to receive the travel privileges (including the associated full tax "gross up") available to directors immediately prior to the closing.

            Specifically, you, your spouse and each of your children under age 22 (under age 25, if a full-time student) will be entitled to complimentary, unlimited positive space travel on United Airlines, which if requested includes first class travel. Tickets will be written on normal ticket stock at the applicable full fare in whichever class of service is requested at the time the tickets are obtained from a United ticket office. For purposes of this travel benefit, "first class travel" means the highest class of service then available on a particular flight, even if not then designated as "first class."

            The value of such travel will be imputed to your income for tax purposes. Shortly after the end of each calendar year, the Corporation will prepare and send to you an IRS form 1099 (or the appropriate IRS form then applicable) reporting the amount of this imputed income together with a check in an amount calculated to reimburse you for the federal and state income taxes due with respect to this imputed income (as well as the taxes due with respect to the "gross up" payment made in the preceding year). Tax reimbursements will be calculated at the highest federal and applicable state marginal tax rates then in effect. In general, the intent of this travel privilege, including the tax gross-up, is to provide you, your spouse and your eligible dependents with unrestricted travel on United Airlines on a no-cost basis.

            You will be assigned a special credit card number. You and your spouse will each be issued a special Air Travel Credit Card for use at any United ticket office to obtain tickets for travel on United. The card will also entitle you and your spouse to use of the Red Carpet Rooms and first class lounges of United Airlines, or whatever private rooms and lounge facilities United Airlines offers its passengers in the future.

            A private reservations number (800/336-3369) will be located in United's Washington, D.C. reservations office (Congressional Desk) and will be available on a 24-hour basis. Special agents will handle director calls and a permanent reservations record will be maintained for you containing the names of family members eligible for complimentary travel. The Congressional Desk will also make reservations for you and family members on other airlines as well as United.

Cargo Privileges

            You, your spouse and your dependents eligible for travel privileges (as described above) are also entitled to complimentary cargo carriage on United Airlines. The complimentary cargo carriage is limited to 2,500 pounds per year for personal goods only (not business related). The goods will be shipped as general freight. The applicable general freight charge will be imputed to your income for tax purposes. United will make a tax "gross-up" payment to you to reimburse you for the federal and state income taxes due with respect to the cargo privilege in the same manner as described above with respect to travel privileges.

            To ship personal goods via air freight on United Airlines the following procedures should be followed:

    *         Call 1-800-825-8671. This is the United Airlines Cargo Service Center premier desk.

    *         Give the agent the applicable account number, which is 7085245.

    *         Tell the agent the item(s) to be shipped, the originating city, the destination, and the desired date of shipment.

The agent will provide information regarding available flights, answer questions, provide instructions as to where the material should be delivered by you for shipment, and provide all other information necessary to make sure the shipment is ready for transport.

On a quarterly basis, you will receive a report from United Airlines which will contain year-to-date information on how much of the 2,500 pound limit has been used and the value attributed to it. Any shipment(s) that exceed(s) the 2,500 pound annual limit will be billed at regular general freight charges.

General

If at any time the travel and cargo transportation benefits as described in this letter provided to you are different from the travel and transportation benefits provided to the then current directors or the Chairman, CEO or President of the Corporation, you will have the choice between your benefits and their benefits, whichever you consider more favorable. When used in this letter with respect to travel and transportation benefits, the term "United Airlines" is intended to include the Corporation, United Airlines, and any and all other subsidiaries and affiliates of the Corporation at any time providing travel, cargo or other air transportation services to the public; any successor by merger or consolidation of the Corporation or United Airlines; any entity that acquires any substantial portion of the route system of any of the foregoing as part of a spin-off to stockholders of the Corporation; or any successor or assign of United Airlines in a "Successorship Transaction" as defined in Section 1.D of the United-ALPA Collective Bargaining Agreement as to be in effect upon closing of the Transaction (or any similar type of successorship entity under any similar provision of any collective bargaining agreement entered in replacement or upon renewal thereof).

Please contact the office of the Corporate Secretary of the Corporation (708/952-5564) if you have any questions regarding the benefits or privileges described in this letter.

Any costs you incur to enforce the above benefits and privileges, including attorneys' fees and expenses, will be reimbursed to you by the Corporation. This letter is intended as a contract between the Corporation and you, as contemplated by resolutions adopted by the Board of Directors of the Corporation on March 24, 1994. A copy of these resolutions is included with this letter at Tab 4.

                                                                                                                        Sincerely,

                                                                                                                        UAL CORPORATION

                                                                                                                        By: /s/ Francesca M. Maher